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           [MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. LETTERHEAD]



                                June 10, 1996




Professionals Insurance Company                                EXHIBIT (8)(a)
 Management Group                                              CONFORMED COPY
4295 Okemos Road                                               FILED WITH SEC
Okemos, Michigan  48864

     Re:  Professionals Insurance Company Management Group
          Registration Statement on Form S-4
          Registration No. 333-3138

Ladies and Gentlemen:

     We have acted as counsel to Professionals Insurance Company Management Group, a Michigan corporation ("Holding Company"), in connection with the contemplated merger (the "Merger") of PICOM Interim Insurance Company, a Michigan stock insurance corporation and wholly-owned subsidiary of Holding Company ("Insurance Subsidiary"), with and into PICOM Insurance Company, a Michigan stock insurance company ("PICOM"). The Merger, and certain related transactions, will be undertaken pursuant to the Michigan Insurance Code of 1956, as amended (the "Michigan Insurance Code"), a Reorganization Agreement dated May 13, 1996 (the "Reorganization Agreement") among Holding Company, Insurance Subsidiary and PICOM, and an Agreement and Plan of Merger dated May 13, 1996 (the "Plan of Merger") among Holding Company, Insurance Subsidiary and PICOM. Our opinion is provided solely with respect to certain federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Section 5.1(m) of the Reorganization Agreement. (All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Reorganization Agreement.)

DESCRIPTION OF TRANSACTION

     The Michigan Insurance Code, the Reorganization Agreement and the Plan of Merger essentially provide for the merger of Insurance

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              [MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. LOGO]

Professionals Insurance Company
  Management Group                          -2-                    June 10, 1996



Subsidiary with and into PICOM, and the conversion of each issued and outstanding share of PICOM Common Stock into one share of Holding Company Common Stock. Upon consummation of the Merger, (i) PICOM would succeed to all of the assets and liabilities of Insurance Subsidiary, (ii) the 1,000,000 outstanding shares of common stock of Insurance Subsidiary would be converted into 3,144,145 outstanding shares of the common stock of PICOM, $1.00 par value per share ("PICOM Common Stock"), and (iii) each issued and outstanding share of PICOM Common Stock held by the former shareholders of PICOM would be converted, by operation of the Merger, into one share of Holding Company Common Stock. Consequently, PICOM, as the surviving insurance corporation, would become a wholly-owned subsidiary of Holding Company and PICOM's former shareholders would become shareholders of Holding Company (which would then be a publicly-held corporation). Moreover, since Insurance Subsidiary is a newly created shell corporation with limited assets and no liabilities, PICOM, post-merger, would be the same entity, practically as well as legally, as PICOM, pre-merger. PICOM would remain a stock insurance company organized under, and subject to, the Michigan Insurance Code.

     In order to effect the PICOM Reorganization Proposal, Holding Company was incorporated on January 31, 1996 under the Michigan Business Corporation Act, as amended, for the express purpose of acquiring all of the issued and outstanding capital stock of PICOM and serving as the holding company for PICOM and its subsidiaries. In connection with the incorporation of Holding Company, and for the purposes of organizing Holding Company and enabling it to form Insurance Subsidiary and enter into the Reorganization Agreement and the Plan of Merger, one share of Holding Company Common Stock was issued to Victor T. Adamo, a Director and the President and Chief Executive Officer of PICOM, for $25.00. In addition, Holding Company caused Insurance Subsidiary to be incorporated under the Michigan Insurance Code for the sole purpose of merging with and into PICOM. (It is to be noted that Insurance Subsidiary will not engage in any insurance activities or issue any insurance policies or assume any insurance risk.)

     In connection with the transactions contemplated by the Reorganization Agreement and the Plan of Merger, PICOM loaned $1,500,000 to Holding Company for the purpose of enabling Holding Company to form and capitalize Insurance Subsidiary in accordance with the Michigan Insurance Code. Holding Company invested all of that sum in Insurance Subsidiary in exchange for all of the issued and outstanding shares of capital stock of Insurance Subsidiary. Insurance Subsidiary invested the $1,500,000 in United States government obligations with maturities of less than one year (the
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Professionals Insurance Company
  Management Group                          -3-                    June 10, 1996

"Insurance Subsidiary Investment"). The loan from PICOM to Holding Company is evidenced by a short-term, non-renewable, interest bearing promissory note having a stated principal amount of $1,500,000 and a stated maturity date that is the earlier of the effective time of the Merger or December 31, 1996 (the "Note"). The Note is secured by a pledge of all of the issued and outstanding shares of Insurance Subsidiary. Interest on the Note accrues at a rate equivalent to the rate of interest paid on the Insurance Subsidiary Investment. Upon consummation of the Merger, the Insurance Subsidiary Investment, and all interest accrued thereon, will become and be the property of PICOM. Following consummation of the Merger, PICOM will declare and pay to Holding Company certain cash dividends. One of these dividends will be in the amount of $2,000,000 and will be used to fund the initial operations of Holding Company. The other dividend will be in an amount equal to the amount then outstanding under the Note, and Holding Company will then repay the proceeds of such dividend to PICOM in full satisfaction of the Note.

FACTUAL ASSUMPTIONS, REPRESENTATIONS AND LIMITATIONS

     In rendering our opinion, we have examined and relied upon, and our opinion is conditioned upon the accuracy and completeness of, the facts, information, covenants and representations contained herein and in originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement, the Plan of Merger and the Registration Statement on Form S-4, as amended (registration no. 333- 3138) (the "Registration Statement"), filed by Holding Company under the Securities Act of 1933, as amended, with respect to the shares of Holding Company common stock, no par value per share ("Holding Company Common Stock"), to be issued to holders of shares of PICOM common stock, $1.00 par value per share ("PICOM Common Stock"), upon consummation of the Merger. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies and the authenticity of the originals of such copies, the correctness of all certificates, and the accuracy and completeness of all records, documents, instruments and materials made available to us by Holding Company, Insurance Subsidiary and/or PICOM. We also have assumed that the Merger will be consummated in accordance with the Reorganization Agreement and the Plan of Merger and that the Merger will qualify as a merger under applicable state law.
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              [MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. LOGO]

Professionals Insurance Company
  Management Group                          -4-                    June 10, 1996


     In addition, we have relied upon, and this opinion is expressly conditioned on the accuracy of, certain representations made to us by PICOM, Holding Company and Insurance Subsidiary (including, the representations contained in the attached representation certificates from PICOM, Holding Company and Insurance Subsidiary). We have assumed, without independent verification, that said representations are true in all material respects as of the date hereof.

OPINION

     In order to qualify as a tax-free reorganization, a transaction must satisfy certain statutory requirements set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and several judicially-created requirements which have been developed through court rulings and Internal Revenue Service interpretations. For example, it is well established that in order for the proposed Merger to be treated as a tax- free reorganization under Section 368 of the Code, the transaction must satisfy a "continuity of shareholder interest" requirement, a "continuity of business enterprise" requirement, and a
"business purpose" requirement.   Based upon our review of certain
representations and documentation concerning the proposed Merger, we believe that the applicable statutory and judicial requirements will be satisfied.

     Based upon the foregoing, and subject to the qualifications, if any that follow, we are of the opinion that under current law:

          (i) Provided that (A) the Merger qualifies as a statutory merger under applicable law, (B) after the Merger PICOM will hold substantially all of its assets and substantially all of the assets of Insurance Subsidiary, and (C) in the transaction PICOM shareholders will exchange solely for Holding Company Common Stock an amount of PICOM Common Stock constituting "voting control" of PICOM within the meaning of Section 368(c) of the Code, then the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

         (ii) PICOM, Holding Company and Insurance Subsidiary will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

        (iii) No gain or loss will be recognized by Holding Company upon its receipt of PICOM Common Stock solely in exchange for Holding Company Common Stock.
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Professionals Insurance Company
  Management Group                          -5-                    June 10, 1996

         (iv) No gain or loss will be recognized by Insurance Subsidiary upon the transfer of substantially all of its assets to PICOM in the Merger.

          (v) No gain or loss will be recognized by PICOM upon the receipt of assets of Insurance Subsidiary in the Merger.

       (vi) No gain or loss will be recognized by PICOM shareholders on the receipt of Holding Company Common Stock solely in exchange for their PICOM Common Stock.

         (vii) The basis of the Holding Company Common Stock received by the PICOM shareholders solely in exchange for their PICOM Common Stock will be the same as the basis of the PICOM Common Stock surrendered in exchange therefor.

          (viii) The holding period of the Holding Company Common Stock received by PICOM shareholders will include the period during which the PICOM Common Stock surrendered in exchange therefor was held, provided that such PICOM Common Stock is held as a capital asset in the hands of PICOM shareholders on the date of the exchange.

         (ix) The payment of cash in lieu of fractional share interests of Holding Company Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Holding Company. Provided the fractional share interest surrendered by the shareholder was held as a capital asset, any gain or loss recognized by the shareholder on receipt of a payment of cash in exchange therefor should be taxable as a capital gain or loss, long-term or short-term, depending on whether the shareholder had held the share of PICOM Common Stock giving rise thereto for more than one year prior to the Merger.

     The parties do not intend to submit a ruling request regarding the transaction to the National Office of the Internal Revenue Service. The foregoing opinion is NOT binding upon the Internal Revenue Service.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations and Proposed Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon
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                  [MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. LOGO]

Professionals Insurance Company
  Management Group                          -6-                    June 10, 1996

which our opinion is based could affect our conclusions. However, we assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     The opinion set forth above is limited to the Federal law of the United States of America and the laws of the State of Michigan. We express no opinion as to any matter not addressed herein and no opinion as to matters addressed herein other than as expressly set forth herein. Accordingly, and except as expressly set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger, or of any transactions related thereto.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                             Sincerely,

                             Miller, Canfield, Paddock and
                              Stone, P.L.C.



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                           REPRESENTATION CERTIFICATE
                                       OF
                            PICOM INSURANCE COMPANY

     PICOM Insurance Company, a Michigan stock insurance corporation ("PICOM"), makes the following representations to Miller, Canfield, Paddock and Stone, P.L.C. for use by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion relative to certain federal income tax consequences of the merger (the "Merger") of PICOM Interim Insurance Company, a Michigan stock insurance company ("Insurance Subsidiary") and wholly-owned subsidiary of Professionals Insurance Company Management Group, a Michigan corporation ("Holding Company"), with and into PICOM. The Merger, and certain related transactions, will be undertaken pursuant to a Reorganization Agreement dated May 13, 1996 among Holding Company, Insurance Subsidiary and PICOM and an Agreement and Plan of Merger dated May 13, 1996 among Holding Company, Insurance Subsidiary and PICOM. Upon consummation of the Merger, holders of shares of PICOM common stock, $1.00 par value per share ("PICOM Common Stock"), will receive one (1) share of Holding Company common stock, no par value per share ("Holding Company Common Stock"), in exchange for each issued and outstanding share of PICOM Common Stock held by them. PICOM acknowledges and agrees that each of the following representations constitutes a material representation to be relied upon by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion, and any material inaccuracy in any of the following representations may render the conclusions stated in the opinion of Miller, Canfield, Paddock and Stone, P.L.C. incorrect.

     1. The fair market value of the shares of Holding Company Common Stock and other consideration to be received by each shareholder of PICOM will be approximately equal to the fair market value of the shares of PICOM Common Stock to be surrendered in the Merger.

     2. To the knowledge of PICOM there is no plan or intention by the shareholders of PICOM to sell, exchange, or otherwise dispose of a number of shares of Holding Company Common Stock to be received in the Merger that would reduce PICOM shareholders' ownership of Holding Company Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding shares of PICOM Common Stock as of the same date. For purposes of this representation, shares of PICOM Common Stock exchanged for cash in lieu of fractional shares of Holding Company Common Stock will be treated as outstanding shares of PICOM Common Stock on the date of the Merger. Moreover, shares of PICOM Common Stock and shares of Holding Company Common Stock held by PICOM shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.





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


     3. Immediately following the Merger, PICOM (i) will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held by PICOM immediately prior to the Merger, and (ii) will hold at least 90 percent of the fair market value of Insurance Subsidiary's net assets and at least 70 percent of the fair market value of Insurance Subsidiary's gross assets held by Insurance Subsidiary immediately prior to the Merger. For purposes of this representation, amounts used by PICOM to pay reorganization expenses, and all redemptions and distributions made by PICOM will be included as assets of PICOM immediately prior to the Merger.

     4. PICOM has no plan or intention to issue additional shares of PICOM Common Stock that would result in Holding Company losing "control" (within the meaning of Section 368(c) of the Internal Revenue Code, as amended (the "Code")) of PICOM immediately following the Merger.

     5. PICOM and the shareholders of PICOM will pay their respective expenses, if any, incurred in connection with the Merger.

     6. There is no intercorporate indebtedness existing between PICOM and Holding Company or between Insurance Subsidiary and PICOM that was issued, or was acquired, or will be settled, at a discount.

     7. In the Merger, shares of PICOM Common Stock representing "control" (within the meaning of Section 368(c) of the Code) of PICOM will be exchanged solely for voting stock of Holding Company. For purposes of this representation, shares of PICOM Common Stock exchanged for cash or other property originating with Holding Company will be treated as outstanding shares of PICOM Common Stock on the date of the Merger.

     8. At the time of the Merger, PICOM will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in PICOM that, if exercised or converted, would affect Holding Company's acquisition or retention of "control" (within the meaning of Section 368(c) of the Code) of PICOM immediately following the Merger.

     9.   PICOM is not an investment company as defined in Section 368(a)(2)(F)
          (iii) and (iv) of the Code.

     10. On the date of the Merger, the fair market value of the assets of PICOM will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.





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     11.  PICOM is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

PICOM INSURANCE COMPANY

By:   /s/ Victor T. Adamo                                  Date:  June 10, 1996
     -----------------------------
           Victor T. Adamo
     Its:  President and
            Chief Executive Officer







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


                           REPRESENTATION CERTIFICATE
                                       OF
                PROFESSIONALS INSURANCE COMPANY MANAGEMENT GROUP
                                      AND
                        PICOM INTERIM INSURANCE COMPANY


     Professionals Insurance Company Management Group, a Michigan corporation ("Holding Company"), and PICOM Interim Insurance Company, a Michigan stock insurance company and wholly-owned subsidiary of Holding Company ("Insurance Subsidiary"), make the following representations to Miller, Canfield, Paddock and Stone, P.L.C. for use by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion relative to certain federal income tax consequences of the merger (the "Merger") of Insurance Subsidiary with and into PICOM Insurance Company, a Michigan stock insurance company ("PICOM"). The Merger, and certain related transactions, will be undertaken pursuant to a Reorganization Agreement dated May 13, 1996 among Holding Company, Insurance Subsidiary and PICOM and an Agreement and Plan of Merger dated May 13, 1996 among Holding Company, Insurance Subsidiary and PICOM. Upon consummation of the Merger, holders of shares of PICOM common stock, $1.00 par value per share ("PICOM Common Stock"), will receive one (1) share of Holding Company common stock, no par value per share ("Holding Company Common Stock"), in exchange for each issued and outstanding share of PICOM Common Stock held by them. Holding Company and Insurance Subsidiary acknowledge and agree that each of the following representations constitutes a material representation to be relied upon by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion, and any material inaccuracy in any of the following representations may render the conclusions stated in the opinion of Miller, Canfield, Paddock and Stone, P.L.C. incorrect.

     1. The fair market value of the shares of Holding Company Common Stock and other consideration to be received by each shareholder of PICOM will be approximately equal to the fair market value of the shares of PICOM Common Stock to be surrendered in the Merger.

     2. To the knowledge of Holding Company and Insurance Subsidiary there is no plan or intention by the shareholders of PICOM to sell, exchange, or otherwise dispose of a number of shares of Holding Company Common Stock to be received in the Merger that would reduce the PICOM shareholders' ownership of Holding Company Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding shares of PICOM Common Stock as of the same date. For purposes of this representation, shares of PICOM Common Stock exchanged for cash in lieu of fractional shares of Holding Company Common Stock will be treated as outstanding shares of PICOM Common Stock on the date of the Merger. Moreover, shares of PICOM Common Stock and shares of Holding Company Common Stock held by PICOM shareholders and otherwise sold, redeemed, or disposed of







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

prior or subsequent to the Merger will be considered in making this representation.

     3. Immediately following the Merger, PICOM (i) will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held by PICOM immediately prior to the Merger, and (ii) will hold at least 90 percent of the fair market value of Insurance Subsidiary's net assets and at least 70 percent of the fair market value of Insurance Subsidiary's gross assets held by Insurance Subsidiary immediately prior to the Merger. For purposes of this representation, amounts used by Holding Company or Insurance Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular normal dividends) made by Holding Company will be included as assets of Holding Company or Insurance Subsidiary, respectively, immediately prior to the Merger.

     4. Prior to the Merger, Holding Company will be in "control" (within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code")) of Insurance Subsidiary. Immediately following the Merger, Holding Company will be in "control" (within the meaning of Section 368(c) of the Code) of PICOM.

     5. Neither Holding Company nor Insurance Subsidiary has any plan or intention to issue additional shares of its stock that would result in Holding Company losing "control" (within the meaning of Section 368(c) of the Code) of PICOM immediately following the Merger.

     6. Holding Company has no current plan or intention to reacquire any of the specific shares of Holding Company Common Stock to be issued in the Merger.

     7. Holding Company has no plan or intention to (i) liquidate PICOM, (ii) merge PICOM with or into any corporation other than Insurance Subsidiary, (iii) sell or otherwise dispose of any stock of PICOM except for transfers of stock to corporations controlled by Holding Company, or (iv) cause PICOM to sell or otherwise dispose of any of its assets or of any of the assets acquired from Insurance Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Holding Company.

     8. All liabilities of Insurance Subsidiary to be assumed by PICOM upon consummation of the Merger, if any, and all liabilities, if any, encumbering assets of Insurance Subsidiary that are to be transferred to PICOM upon consummation of the Merger, were incurred by Insurance Subsidiary in the ordinary course of business.

     9. Following the Merger, PICOM will continue its historic business or use a significant portion of its assets in a historic business.





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

     10. Holding Company and Insurance Subsidiary will pay their respective expenses, if any, incurred in connection with the Merger. PICOM will not pay any of the expenses of Insurance Subsidiary (except to the extent it pays such expenses in its capacity as the surviving corporation of the Merger) or of the shareholders of Holding Company or Insurance Subsidiary.

     11. There is no intercorporate indebtedness existing between PICOM and Holding Company or between Insurance Subsidiary and PICOM that was issued, or was acquired, or will be settled, at a discount.

     12. In the Merger, shares of PICOM Common Stock representing "control" (within the meaning of Section 368(c) of the Code) of PICOM will be exchanged solely for voting stock of Holding Company. For purposes of this representation, shares of PICOM Common Stock exchanged for cash or other property originating with Holding Company will be treated as outstanding PICOM Common Stock on the date of the Merger.

     13. At the time of the Merger, none of Holding Company, Insurance Subsidiary and PICOM will have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in PICOM that, if exercised or converted, would affect Holding Company's acquisition or retention of "control" (within the meaning of Section 368(c) of the Code) of PICOM immediately following the Merger.

     14. Holding Company does not directly own, nor has it directly owned during the past five years, any shares of the stock of PICOM.

     15. The undersigned are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     16. The fair market value of the assets of Insurance Subsidiary transferred to PICOM upon consummation of the Merger will equal or exceed the sum of the liabilities assumed by PICOM, plus the amount of liabilities, if any, to which the transferred assets are subject. On the date of the Merger, the fair market value of the assets of PICOM will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     17. The undersigned are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

PROFESSIONALS INSURANCE COMPANY
 MANAGEMENT GROUP


By:   /s/ Victor T. Adamo                                     Date June 10, 1996
     ---------------------------------
           Victor T. Adamo
     Its:  President and
            Chief Executive Officer


PICOM INTERIM INSURANCE SUBSIDIARY


By:   /s/ Victor T. Adamo                                     Date June 10, 1996
     ---------------------------------
           Victor T. Adamo
     Its:  President






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